UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 1, 2010

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective as of July 1, 2010, Metalline Mining Company (the “Company”) entered into an oral agreement with Gregory Hahn pursuant to which he will serve as the Company’s interim Chief Executive Officer and President.  The parties expect to memorialize the terms of the oral agreement at a later date.

Mr. Hahn and the Company expect Mr. Hahn to serve as the interim Chief Executive Officer and President for up to six months as the Company continues to search for a person to permanently fill those positions.  Mr. Hahn will be compensated at the rate of $12,000 per month while serving as an executive officer.  Mr. Hahn and the Company have agreed that he will be entitled to the monthly compensation for a minimum of three months even if the Company appoints another person to permanently serve as its Chief Executive Officer and/or President prior to September 30, 2010.  Mr. Hahn expects to devote approximately 50% of his business related time to the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2010 Merlin Bingham retired as the Company’s Chief Executive Officer and President.  Mr. Bingham’s retirement was not the result of any disagreement or concern by Mr. Bingham with respect to any Company practice or policy.  Mr. Bingham will continue to serve on the Company’s Board of Directors.

Effective July 1, 2010 Mr. Hahn (age 58) began serving as the Company’s interim Chief Executive Officer and President.   Mr. Hahn has served on the Company’s Board of Directors since October 2007 and has a significant amount of knowledge and experience with regards to the Company’s Sierra Mojada project in Mexico.  Additionally, Mr. Hahn has expertise in managing and developing exploration projects similar to the Company’s Sierra Mojada project.

Mr. Hahn is a Certified Professional Geologist and a geological engineer with more than 25 years experience in exploration, mine development and operation, and particular expertise in base and precious metals, ore reserve calculations, slope stability, open pit operations, project evaluations and investment analysis. He is a principal of Greg Hahn Consulting, LLC, a mining and geological consulting firm, and Vice President-Exploration of Standard Steam Trust LLC, a privately held geothermal exploration and development company. From 1995 to 2007, Mr. Hahn was President, Chief Executive Officer and Director of Constellation Copper Corporation (TSX: CCU), where he was instrumental in bringing the Lisbon Valley copper mine into production, and involved with the subsequent construction and development of the mine. Prior to Mr. Hahn’s position with Constellation Copper Corp., he was Vice President for St. Mary Minerals Inc. for four years and Chief Geological Engineer for CoCa Mines Inc. for five years.  He also spent ten years with Noranda Inc. where he was pre-development manager of the Lik massive sulfide project in Alaska and chief mine geologist at the Blackbird cobalt-copper project in Idaho. Mr. Hahn received a B.A. in Earth Sciences from Dartmouth College and an M.S. in Geology and Geological Engineering from Michigan Tech.

Since November 2008 Mr. Hahn has not engaged in any transaction with the Company, nor are there any proposed transactions between the Company and Mr. Hahn, which has materially affected or will affect the Company.  There are no family relationships between Mr. Hahn and any of the Company’s other officers or directors.

Item 8.01 Other Events

Committees of the Board of Directors

As a result of him serving as the Company’s interim Chief Executive Officer and President on July 1, 2010 Mr. Hahn ceased serving on the Compensation Committee and the Corporate Governance and Nominating Committee of the Board of Directors.  Murray Hitzman replaced Mr. Hahn on the Compensation Committee, and Duncan Hsia replaced Mr. Hahn on the Corporate Governance and Nominating Committee.  As such, effective July 1, 2010 the committees of the Board of Directors comprise the following persons:

Audit Committee
Robert Kramer (Chair)
Wesley Pomeroy
Duncan Hsia

Corporate Governance and Nominating Committee
Wesley Pomeroy (Chair)
Robert Kramer
Duncan Hsia

Compensation Committee
Wesley Pomeroy (Chair)
Murray Hitzman
Duncan Hsia

Environment, Safety, Health and Community Committee
Brian Edgar
Greg Hahn
Murray Hitzman

News Release

On July 8, 2010 the Company issued a news release regarding the management changes described in this Form 8-K. A copy of that news release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

99.1           News Release dated July 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)
Date: July 8, 2010	/s/ Robert Devers
Name: Robert Devers
Title: Chief Financial Officer